UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              ANNUAL FILING


LOCKHEED MARTIN CORPORATION
(NAME OF ISSUER)
COMMON STOCK
(TITLE CLASS OF SECURITIES)
539830109
(CUSIP NUMBER)
12/31/98
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

               (X)  RULE 13D-1(B)
               ( )  RULE 13D-1(C)
               ( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

CUSIP NO. 539830109            13G       PAGE 2 OF 5 PAGES

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, ACTING IN VARIOUS FIDUCIARY
    CAPACITIES.     04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __


3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    2,546,904 SHARES
6.  SHARED VOTING POWER
    26,785,045 SHARES
7.  SOLE DISPOSITIVE POWER
    2,873,310 SHARES
8.  SHARED DISPOSITIVE POWER
    26,687,326 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    29,560,636 SHARES

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    7.52%

12.  TYPE OF REPORTING PERSON*

     BK
                         SCHEDULE 13G        PAGE 3 OF 5 PAGES
ITEM 1.
  (A)  NAME OF ISSUER
       LOCKHEED MARTIN CORPORATION

  (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
       6801 ROCKLEDGE DRIVE
       BETHSEDA, MARYLAND  20817


ITEM 2.

     (A)  NAME OF PERSON FILING
          STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          225 FRANKLIN STREET, BOSTON, MA 02110


     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS


     (D)  TITLE OF CLASS OF SECURITIES

          COMMON STOCK

     (E)  CUSIP NUMBER

          539830109

   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
          13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

                                             PAGE 4 OF 5 PAGES
ITEM 4. OWNERSHIP
  (A)  AMOUNT BENEFICIALLY OWNED
       29,560,636 SHARES

  (B)  PERCENT OF CLASS
       7.52%

  (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
    (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE
         2,546,904 SHARES
   (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
         26,785,045 SHARES
  (III)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         2,873,310 SHARES
   (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         26,687,326 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          SEE F1 AND F2  = 6.8%

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

ITEM 10.  CERTIFICATION                                PAGE 5 OF 5 PAGES

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         9 FEBRUARY 1999

                         STATE STREET BOSTON CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE



                         /s/ Mary Sue Spain
                         Assistant Vice President

LOCKHEED MARTIN CORPORATION
<F1>

- LOCKEHEED MARTIN ENERGY SYSTEMS INC. 401K SAVINGS PLAN FOR HOURLY
  EMPLOYEES
- LOCKHEED MARTIN ENERGY SYSTEMS SAVINGS PLAN FOR SALARIED AND HOURLY
  EMPLOYEES
- LOCKHEED MARTIN CAPITAL ACCUMULATION PLAN
- LOCKHEED MARTIN CORPORATION OPERATION SUPPORT SAVINGS PLAN
- LOCKHEED MARTIN CORPORATION PERFORMANCE SHARING PLAN FOR BARGAINING
  EMPLOYEES
- LOCKHEED MARTIN CORPORATION PERFORMANCE SHARING PLAN FOR PUERTO RICO
  EMPLOYEES
- LOCKHEED MARTIN CORPORATION RETIREMENT SAVINGS PLAN FOR SALARIED
  EMPOYEES
- LOCKHEED MARTIN CORPORATION SALARIED SAVINGS PLAN
- LOCKHEED MARTIN CORPORATION SAVINGS AND INVESTMENT PLAN FOR HOURLY
  EMPLOYEES
- LOCKHEED MARTIN ENERGY SYSTEMS SAVINGS PROGRAM

<F2>

- MARTIN MARIETTA MATERIALS, INC. PERFORMANCE SHARING PLAN
- MARTIN MARIETTA MATERIALS, INC. SAVINGS AND INVESTMENT PLAN
- MARTIN MARIETTA MATERIALS, INC. MONEY ACCUMULATION PLAN